To Our Stockholders:

In 2006, your company demonstrated its ability to grow in a number of ways.

We accelerated growth by attracting, retaining and deepening more customer relationships in the markets that we historically have served -Morgantown and Martinsburg. Our acquisition of the Smithfield State Bank closed on August 25, 2006, completing a successful entrance into Pennsylvania. We announced the formation of a new Centra Bank in the Hagerstown, Maryland area. We completed an $18 million stock offering, and at their November meeting, your Board of Directors voted to declare our third consecutive 10% stock dividend.

Our view is that there are many paths to growth, and the best companies pursue multiple strategies as market conditions change and opportunities arise.

In a review of our key 2006 financial accomplishments, total assets increased 66% to $914 million at December 31, 2006 compared to $551 million at December 31, 2005. The primary component of the asset growth was total loans which grew 50% to $694 million at December 31, 2006 compared to $463 million at December 31, 2005. This growth was made possible by deposit growth of $320 million, or 66%, to $804 million at December 31, 2006 from $485 million at December 31, 2005. Net income for the fourth quarter of 2006 was $1,564,000, up 42% from the $1,102,000 net income for the fourth quarter of 2005. Net income for 2006 was $4,832,000, up 21% from the $3,987,000 net income in 2005.

Our strong performance has enabled us to expand. In Morgantown, a new office opened in Westover on February 16, 2007 and in Martinsburg property has been acquired and plans are on the drawing board for a new office in Spring Mills. Also, construction will begin this spring on Edwin Miller Boulevard in Martinsburg for a new, modern facility to replace our current North Martinsburg Office on Williamsport Pike. In addition, areas for expansion in Fayette County, PA are actively being considered, and a search for banking office locations is underway while we seek the appropriate regulatory approvals necessary for Centra to operate in Hagerstown.

Indicating that “the time is right,” an eight member group which has been described as a “who’s who” of Hagerstown, Maryland business leaders has joined together with us to form a new Centra Bank in their town. Led by Michael A. Murray, President and Owner of Direct Mail Processors, Inc., the group has already recruited two of the top bankers in Hagerstown, hiring Timothy G. Henry who will serve as the bank’s Chief Executive Officer and Mark D. Harrell who will serve as President and Chief Operating Officer. It is through the leadership of our associates that we are able to achieve higher standards of performance for our customers, shareholders and communities, and we feel confident that this group will undertake the task with a sense of urgency and excitement.

In a year marked by opportunity and growth, I would like to thank our customers for their business, our investors for their trust and our employees and directors for the work they do for our company. I look forward to even greater achievements in the year ahead and, as always, welcome your thoughts and suggestions.

Sincerely,

/s/ Douglas J. Leech
Douglas J. Leech
Chairman, President and CEO

Assets
(in thousands)

March	575,531
June	633,053
September	881,425
December	913,853
Loans
(in thousands)

March	495,159
June	539,251
September	658,722
December	693,520
Deposits
(in thousands)

March	505,609
June	527,769
September	778,223
December	804,188
Quarterly net income
(in thousands)

March	932
June	941
September	1,395
December	1,564

Centra Financial Holdings, Inc. and Subsidiaries
Consolidated Statements of Income
(Dollars in Thousands, except Per Share Data)
(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2006	2005	2006	2005

Interest income
Loans, including fees	$43,975	$28,064	$13,206	$8,030
Loans held for sale	171	164	25	46
Securities available-for-sale	4,263	781	1,582	318
Interest-bearing bank balances	244	96	101	34
Federal funds sold	1,548	425	670	276

Total interest income	50,201	29,530	15,584	8,704

Interest expense
Deposits	20,749	10,300	6,823	3,307
Short-term borrowed funds	1,098	423	206	137
Long-term debt	1,129	565	375	158

Total interest expense	22,976	11,288	7,404	3,602

Net interest income	27,225	18,242	8,180	5,102

Provision for credit losses	2,327	1,341	885	340

Net interest income after provision for credit losses	24,898	16,901	7,295	4,762

Other income
Service charges on deposit accounts	1,241	903	365	238
Other service charges and fees	1,224	898	381	236
Secondary market income	808	1,002	199	243
Security losses	(40)	(247)	(40)	(168)
Other	365	332	158	114

Total other income	3,598	2,888	1,063	663

Other expense
Salary and employee benefits	10,015	6,247	2,556	1,466
Occupancy expense	1,840	1,379	873	375
Equipment expense	1,524	1,216	453	344
Advertising	1,031	855	306	254
Professional fees	420	391	(180)	68
Data processing	1,292	809	433	286
Other outside services	625	448	208	159
Other	3,988	2,120	1,238	736

Total other expense	20,735	13,465	5,887	3,688

Net income before income tax	7,761	6,324	2,471	1,737

Income tax expense	2,929	2,337	907	635

Net income	$4,832	$3,987	$1,564	$1,102

Basic earnings per share	$1.33	$1.29	$0.38	$0.36
Diluted earnings per share	$1.22	$1.20	$0.35	$0.33
Weighted average shares outstanding — basic	3,631,888	3,090,611	4,172,567	3,094,021
Weighted average shares outstanding — diluted	3,957,668	3,313,688	4,525,152	3,339,948

Centra Financial Holdings, Inc. and Subsidiaries
Consolidated Statements of Condition
(Dollars in Thousands, except Per Share Data)
(Unaudited)

	December 31	December 31
	2006	2005

Assets
Cash and due from banks	$18,353	$11,162

Interest-bearing deposits in other banks	3,211	1,634

Federal funds sold	37,908	10,633

Total cash and cash equivalents	59,472	23,429

Available-for-sale securities, at estimated fair value (amortized cost of $124,447 in 2006 and $49,736 in 2005)	125,130	49,748
Other investments

Loans, net of unearned	693,520	463,496
Allowance for loan losses	(10,336)	(6,907)

Net loans	683,184	456,589

Premises and equipment	13,926	9,264

Loans held for sale	1,011	1,507

Other Assets	31,130	10,219

Total assets	$913,853	$550,756

	December 31	December 31
	2006	2005

Liabilities
Deposits
Non-interest bearing	$98,275	$63,627
Interest-bearing	705,913	420,905

Total deposits	804,188	484,532

Short-term borrowings	25,366	18,536

Long-term debt	20,000	10,000

Other liabilities	7,347	3,815

Total Liabilities	856,901	516,883

Stockholders’ equity
Preferred stock, $1 par value, 1,000,000 authorized, none issued	—	—
Common stock, $1 par value, 50,000,000 authorized, 4,197,140 and 2,817,309 issued and outstanding, respectively	4,197	2,817
Additional paid-in capital	48,349	25,016
Accumulated earnings	3,996	6,033
Accumulated other comprehensive income	410	7

Total equity	56,952	33,873

Total liabilities and stockholders’ equity	$913,853	$550,756